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                                                                     Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                           THIRD AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                                LIVE PERSON, INC.

                    (Pursuant to Sections 228 and 242 of the
                General Corporation Law of the State of Delaware)

         Live Person, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"),

         DOES HEREBY CERTIFY:

         FIRST: That the name of the Corporation is Live Person, Inc. The Corporation was originally incorporated in Delaware under the name Sybarite Interactive Inc., and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 29, 1995.

         SECOND: That this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was duly adopted, in accordance with Sections 228 and 242 of the DGCL.

         THIRD: That Article FIRST of the Third Amended and Restated Certificate of Incorporation, stating the name of the Corporation, is hereby amended to read as herein set forth in full:

         "FIRST. The name of the Corporation is LivePerson, Inc."

         FOURTH: That the first paragraph of Article FOURTH of the Third Amended and Restated Certificate of Incorporation, stating the total number of shares of capital stock which the Corporation is authorized to issue, is hereby deleted and the following text replaced in lieu thereof:

         "The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 112,274,852 shares, which shall be comprised of 100,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 12,274,852 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), of which (i) 2,541,667 shares are designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), (ii) 1,142,857 shares are designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock"), (iii) 5,132,433 shares are designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock"), (iv) 3,157,895 shares are designated as Series D Convertible Preferred Stock (the "Series D Preferred Stock" and together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the "Series Preferred Stock"), and (v) 300,000 shares shall be undesignated."


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         FIFTH: That the foregoing amendments have been duly adopted in accordance with the provisions of Section 242 of the DGCL.


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         IN WITNESS WHEREOF, this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of Live Person, Inc. has been signed by a duly authorized officer of the Corporation on this 8th day of March, 2000.

                              ----------------------------------------------
                               Name:  Robert P. LoCascio
                               Title:  President and Chief Executive Officer